LETTER OF INTENT TO PURCHASE DAYLIGH PUMPS, LLC

November 5th, 2014

Galenfeha, Inc.
2705 Brown Trail
Suite 100
Bedford, Texas 76021

Daylight Pumps, LLC
Warren Robertson
P.O. Box 424
Alma, AR 72921

Dear Mr. Robertson,

This letter of intent is in regards to the discussion that we had for the purchase of Daylight Pumps, LLC, located in Alma, AR by Galenfeha, Inc. This letter is not obligatory and does not bind the concerned parties in any legal agreement. The terms and conditions options are:

Terms and Conditions:

  250,000 shares of Galenfeha, Inc. stock issued in lots of 62,500 at the end of each quarter beginning March 31, 2015.
  $100,000.00 paid on January 1, 2015 for inventory and assets.
  $100,000.00 paid in four installments in the amount of $25,000.00 at the end of each quarter beginning March 31, 2015.

All the matters pertaining to the transfer of the property would be governed by the laws of the State of Texas.

The transfer of business and all the associated assets would be transferred over Galenfeha, Inc. Shreveport Louisiana Production Facility on January 1, 2015.

Offer of Employment

Additionally, Galenfeha, Inc. will offer Warren Robertson the position Regional Manager. This position will be based in Arkansas. The primary responsibilities will be sales and marketing, and oversight of assembly and production in the Arkansas facility. This position will report directly to Jeff Roach.

You will be paid a base salary plus a commission plan based on overall pump sales in this new division of Galenfeha, Inc. This offer of employment is not conditional on the terms or conditions associated with the purchase of Daylight Pumps, LLC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

GALENFEHA, INC.

November 5, 2014	By: /s/ James Ketner
James Ketner
President/CEO
Galenfeha, Inc.

Daylight Pumps, LLC

November 5, 2014	By: /s/ Warren Robertson
Warren Robertson
Managing Partner
Daylight Pumps, LLC